LEN GOLDBERG TO RETIRE AS CEO OF GREENLIGHT RE

Bart Hedges Appointed Successor

GRAND CAYMAN, Cayman Islands (May 2, 2011) – Greenlight Capital Re, Ltd.  (NASDAQ: GLRE) (“Greenlight Re” or the “Company”), a multi-line property and casualty reinsurance company headquartered in the Cayman Islands, today announced that Chief Executive Officer Len Goldberg will retire on August 15, 2011.  Bart Hedges, current President and Chief Underwriting Officer of Greenlight Re, will succeed Goldberg upon his retirement.

“I am proud to have been involved with Greenlight Re from start-up through its evolution to the Company it is today, and now I have made a personal decision to return to the U.S. to spend more time with my family,” said Goldberg.  “I intend to continue to have a significant interest in Greenlight Re, and I am committed to a seamless transition and to supporting the Company’s growth as a continuing Board member.”

“We are very grateful to Len for his outstanding contributions in driving Greenlight Re’s development to date,” said David Einhorn, Chairman of the Board of Directors of Greenlight Re.  “We understand his decision and are pleased that he will remain an important contributor to the Company’s success as an active member of the Board.”

Goldberg served as Chief Executive Officer and a Director since August 2005.  Hedges joined Greenlight Re in January 2006 as President and Chief Underwriting Officer and has 25 years experience in the property and casualty insurance and reinsurance industry.

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Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is an AM Best "A-" (Excellent) rated specialist property and casualty reinsurance company based in the Cayman Islands.  The Company provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re's assets are managed according to a value-oriented equity-focused strategy that complements the Company's business goal of long-term growth in book value per share.

Contact:
Alex Stanton
Stanton Public Relations & Marketing
(212) 780-0701
astanton@stantonprm.com